Exhibit 99

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports First Quarter 2006 Results

COLUMBUS, Ohio – (May 15, 2006) – Hexion Specialty Chemicals today reported its results for the first quarter period ended March 31, 2006, including improved revenues, operating income and net income. Highlights for the first quarter of 2006 include:

•	Revenues of $1.2 billion in 2006 compared to $1.0 billion during the prior year period.

•	Operating income of $110 million versus operating income of $59 million in the prior year period. The income for the 2006 quarter was impacted by unfavorable currency translation of $3 million, a negative timing impact of contractual pass through of certain raw material price increases to customers of $3 million and one-time transaction fees of $4 million. The 2006 quarterly results also included a $37 million gain primarily due to the divestiture of the company’s Brazilian consumer adhesives business.

•	Net income of $35 million for the 2006 quarter versus a net loss of $10 million in the prior year period.

•	Adjusted EBITDA of $597 million for the LTM Period ended March 31, 2006. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

“Hexion maintained strong pricing levels and margins throughout the first quarter 2006, despite the ongoing volatility in some key raw materials,” said Craig O. Morrison, Chairman, President and CEO. “Our ability to meet the diverse thermoset resins needs of our customers helped us post improved quarterly revenues, while we continued to pursue cost efficiencies through ongoing process improvements and a focus on operational discipline.”

During the first quarter of 2006, the Company closed two strategic bolt-on acquisitions. In January 2006, Hexion announced that it had completed the purchase of the decorative coatings and adhesives business of the Rhodia Group. In March 2006, Hexion completed the purchase of the global wax compounds business of Rohm and Haas Company. In addition, Hexion previously announced that it had reached an agreement to acquire the global ink and adhesive resins business of Akzo Nobel. Closing of the Akzo Nobel transaction is expected to occur in the second quarter 2006 and remains dependent upon successful completion of normal governmental reviews.

Senior Secured Credit Facilities

In May 2006, the company amended and restated its senior secured credit facilities. The seven-year $1.625 billion term loan facility, seven-year $50 million synthetic letter of credit, and five-year $225 million revolving credit facility are each subject to an earlier maturity date subject to certain circumstances. On April 20, 2006, the company announced tender offers and consent solicitations, subject to customary terms and conditions, for its 8% Senior Secured Notes due 2009, 9 1/2% Senior Second Secured Notes due 2010 and 13 1/2% Senior Subordinated Notes due 2010. On May 5, 2006, the company exercised its early acceptance rights under the tender offers and repurchased 100% of the outstanding principal amount of its 8% Senior Secured Notes, 99.9% of its 9 1/2% Senior Second Secured Notes and 88.68% of its 13 1/2% Senior Subordinated

Notes. The tender offers will expire at midnight May 17, 2006, unless extended by the company. In addition, on May 12, 2006, the company redeemed all of its outstanding Series A Preferred Stock with a portion of the proceeds from the new senior secured credit facilities.

“We recently took steps to simplify our capital structure through our new senior secured credit facilities,” said Morrison. “With its first full year of operations nearly complete, Hexion has continued to focus on driving synergies and operational efficiencies throughout our global infrastructure, while leveraging our strategic bolt-on acquisitions to bring an expanded product portfolio to our customers.”

On May 15, 2006, Hexion Specialty Chemicals is filing an amendment to its registration statement on Form S-1 for an initial public offering of equity securities, which is not yet effective, and therefore will not host a conference call to discuss its results.

Quarterly Segment Results

Following is a comparison of net sales and Segment EBITDA by reportable segment. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses.

Net Segment Sales to Unaffiliated Customers

	Three Months Ended March 31,
	2006 (1)	2005	Supplemental 2005 (2)
Epoxy and Phenolic Resins	$538	$384	$553
Formaldehyde and Forest Products Resins	342	313	326
Coatings and Inks	259	217	217
Performance Products	106	98	98

	$1,245	$1,012	$1,194

Segment EBITDA

	Three Months Ended March 31,
	2006 (1)	2005	Supplemental 2005 (2)
Epoxy and Phenolic Resins	$74	$54	$64
Formaldehyde and Forest Products Resins	33	36	39
Coatings and Inks	20	18	18
Performance Products	16	11	11
Corporate and Other	(11)	(10)	(10)

(1)	Net sales and Segment EBITDA in 2006 includes results from the decorative coatings and adhesives business unit of The Rhodia Group and the global wax compounds business of Rohm and Haas Company from the respective dates of acquisition, January 31, 2006 and March 1, 2006.
(2)	Includes Bakelite’s Net sales and Segment EBITDA as if the acquisition occurred at the beginning of the year.

Reconciliation of Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the company’s debt instruments and the company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these indenture covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisition. The company believes that the inclusion of the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under GAAP for purposes of evaluating the company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in millions)

	Year Ended 12/31/05	Quarter Ended 3/31/05	Quarter Ended 3/31/06	LTM Ended 3/31/06
Net income (loss)	$(87)	$(10)	$35	$(42)
Depreciation & amortization	148	36	38	150
Interest expense, net	221	45	54	230

Income tax expense (benefit)	48	13	19	54

EBITDA	$330			$392

Adjustments
Transaction costs (1)	44	7	4	41
Non-cash charges (2)	30	—	6	36
Unusual items (3)	65	18	(24)	23
Acquisitions/Divestitures (4)	23	14	2	11
Synergies (5)	105	31	20	94

Adjusted EBITDA (6)	$597			$597

Fixed charge coverage	2.86			2.88

(1)	Represents merger costs principally related to the Hexion Formation and Bakelite Acquisition, as well as expenses associated with terminated acquisition activities.
(2)	Includes non-cash charges for impairments of fixed assets, stock based compensation, and unrealized foreign currency exchange loss on debt instruments denominated in currencies other than the functional currency of the holder.
(3)	Unusual items include the following:

	Year Ended 12/31/05	Quarter Ended 3/31/05	Quarter Ended 3/31/06	LTM Ended 3/31/06
Gain on divestiture of businesses/assets	(2)	(2)	(37)	(37)
Purchasing accounting effects/ inventory step-up	16	—	1	17
Discontinued Operations	9	—	—	9
Business Realignment	9	1	3	11
Other (a)	33	19	9	23

Total Unusual Items	65	18	(24)	23

(a)	2006 items principally consist of integration costs and certain nonrecurring litigation expenses. 2005 items principally consist of unrealized foreign currency loss on an exchange rate hedge relating to the April 2005 Bakelite acquisition, certain non-recurring litigation expenses, and integration costs.
(4)	Amount represents the incremental EBITDA impact (before adjustment) for the Bakelite, Rhodia coatings and adhesives, Rohm and Haas wax compounds acquisitions and Brazil consumer adhesive divestiture as if they had taken place at the beginning of the respective periods. This amount excludes the announced, but not yet completed acquisition of the global inks and adhesive resins business of Akzo Nobel.
(5)	Amount represents estimated cost synergies from the Bakelite acquisition and the Hexion Formation.
(6)	The company currently is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under certain of our indentures. As of March 31, 2006, the company was able to satisfy this covenant and incur additional indebtedness under our indentures. In addition, the company expects to be able to satisfy its Fixed Charges ratio covenant upon the closing of the Akzo Nobel acquisition, which the company expects to occur in the second quarter of 2006. After giving effect to the Akzo acquisition, as if it had taken place at the beginning of 2005, Adjusted EBITDA would be $618 million, Fixed Charges would be $212 and the ratio of Adjusted EBITDA to Fixed Charges would be 2.92.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in Item 1A—Risk Factors of the Company’s Form 10-Q, filed with the Securities Exchange Commission on May 15, 2006. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in Item 1. Legal Proceedings of the Company’s Form 10-Q filed with the Securities Exchange Commission on May 15, 2006.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com